Exhibit 99.1

Nabriva Therapeutics Announces Closing of up to a $75 million Term Loan

-Financing Strengthens Cash Position Ahead of Two Potential Product Launches in 2019-

DUBLIN, Ireland, December 21, 2018 — Nabriva Therapeutics plc (NASDAQ:NBRV), a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, today announced the closing of up to a $75 million term loan with Hercules Capital, Inc. (NYSE:HTGC) (“Hercules”), $25 million of which was funded on the day of closing.

“This financing provides Nabriva Therapeutics with growth capital needed to support our potential launches of both lefamulin and CONTEPO in the second half of 2019,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics.  “The additional capital received today allows us to extend our cash runway into the second quarter of 2020.  Subject to the achievement of regulatory and commercial milestones, additional tranches under the term loan will continue to fund our efforts to launch two potential first-in-class antibiotics in the United States and further extend our cash runway.”

Under the terms of the loan and subject to customary funding conditions, in addition to the $25 million received at closing, Nabriva Therapeutics is eligible to receive up to an aggregate of $15 million in two tranches upon the approval by the U.S. Food and Drug Administration of new drug applications for lefamulin and CONTEPO.  The Company will also be eligible to receive an additional $30 million of aggregate term loan advances in three separate tranches upon the achievement of specified product revenue milestones. These additional tranches are at the Company’s discretion. The final $5 million tranche is available through December 31, 2021, subject to Hercules’ sole discretion.  The Company is entitled to make interest-only payments for 18 months from the loan closing, with extensions up to 36 months upon the achievement of specified performance milestones.  The Company will be required to repay the term loan after the interest only period based on a monthly amortization schedule, with a final maturity date occurring on June 20, 2023.

“Hercules is pleased to enter into this financing partnership with Nabriva Therapeutics at this important stage to allow it to continue to advance and expand its pipeline and achieve its growth objectives,” said Scott Bluestein, Chief Investment Officer at Hercules Capital. “This investment in Nabriva Therapeutics provides another example of our unique and differentiated ability to creatively finance life sciences companies through multiple stages of development and through various value inflection points.”

Armentum Partners acted as financial advisor to Nabriva Therapeutics for the debt financing. Additional details regarding the financing are included in the Nabriva Therapeutics’ Current Report on Form 8-K which is expected to be filed on December 21, 2018 with the Securities and Exchange Commission.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a clinical-stage biopharmaceutical company engaged in the research and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics has two product candidates that are in late stage development: lefamulin, under development to potentially be the first pleuromutilin antibiotic available for systemic administration in humans, and CONTEPO, a potential first-in-class in the United States, hospital-based intravenous, or IV, antibiotic. Nabriva Therapeutics is developing both IV and oral formulations of lefamulin for the treatment of community-acquired bacterial pneumonia, or CABP. Nabriva Therapeutics is developing CONTEPO IV for complicated urinary tract infections, or cUTI. Nabriva Therapeutics may potentially develop lefamulin and CONTEPO for additional indications. For more information, please visit www.nabriva.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the development of Nabriva Therapeutics’ product candidates, such as the development or commercialization of lefamulin and CONTEPO, conduct and timelines of clinical trials, the clinical utility of lefamulin for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings, efforts to bring lefamulin and CONTEPO to market, the market opportunity for and the potential market acceptance of lefamulin for CABP and CONTEPO for cUTI, the development of lefamulin and CONTEPO for additional indications, the development of additional formulations of lefamulin and CONTEPO, plans to pursue research and development of other product candidates, the ability of Nabriva Therapeutics to achieve any of the specified regulatory or performance milestones under its loan agreement with Hercules Capital, the sufficiency of Nabriva Therapeutics’ existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, Nabriva Therapeutics’ ability to realize the anticipated benefits, synergies and growth prospects of its acquisition of Zavante Therapeutics, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, whether results of ZEUS will be indicative of results for any ongoing or future clinical trials and studies of CONTEPO, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP and CONTEPO for the treatment of cUTI, the ability to retain and hire key personnel, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

FOR INVESTORS

Dave Garrett

Nabriva Therapeutics plc

david.garrett@nabriva.com

610-816-6657

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502